HOUSTON AMERICAN ENERGY ANNOUNCES SPUDDING OF THE JOHNSON STATE #1H WELL IN REEVES COUNTY, TEXAS

Houston, Texas – May 4, 2017 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that the Johnson State #1H well has been spudded and is expected to reach total depth, including the horizontal lateral, within approximately 32 days.

The well, operated by Founders Oil & Gas Operating, LLC, is the first well to be drilled on Houston American’s Reeves County acreage encompassing two lease blocks totaling approximately 717 gross acres. Houston American holds a 25% working interest in the subject well and Johnson lease.

John P. Boylan, CEO and President of Houston American stated, “Spudding the first well on our recently acquired Reeves County acreage is a major milestone for Houston American. We are initially targeting the Wolfcamp shale formation. Based on drilling results in the surrounding area, we are very excited to begin drilling. We look forward to updating the market as the well progresses.”

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Delaware Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the anticipated time to reach total depth and the ultimate results of drilling operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of completion costs, timing of drilling operations, ultimate drilling results, potential changes in price based on operations and fluctuations in energy prices, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s recently updated website at www.houstonamerican.com or contact the Houston American Energy Corp. at (713) 222-6966.